PokerTek Reports First Quarter 2009 Financial Results

MATTHEWS, NC – May 4, 2009—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the first quarter ended March 31, 2009.

First Quarter Operating Highlights
•	PokerPro approved by Nevada Gaming Commission
•	New 100% PokerPro rooms:
o	Harrah’s Cherokee Casino in Cherokee, North Carolina;
o	Indiana Live! Casino near Indianapolis, Indiana; and
o	Hoosier Park Racing and Casino near Indianapolis, Indiana

First Quarter Financial Overview, As Compared to Q1 2008
•	Revenues decreased 33% to $2.1 million
•	Operating expenses declined 30% to $2.5 million
•	Net loss improved 15% to $1.8 million
•	EBITDAS, a non-GAAP financial measure, improved 47% to ($0.7) million.
•	Basic and Diluted Earnings Per Share (EPS) improved 20% to a net loss of $0.16 per share
•	PokerPro table count increased 27% to 266 tables sold or leased worldwide

Management Comments
 “We accomplished a great deal this quarter in the face of a tough economic climate,” said Chris Halligan, PokerTek’s CEO.  “We received formal product approval from the Nevada Gaming Commission in March, which is a huge milestone for a gaming company and was the culmination of over two years of effort.  We also completed successful installations at Harrah’s Cherokee in North Carolina and Indiana Live and Hoosier Park in Indiana.”

Revenue
Consolidated revenue for the first quarter of 2009 was $2.1 million, a decrease of 33% from the first quarter of 2008. The decline in revenue was primarily attributable to lower product sales.

Revenue from recurring licensing and servicing fees from PokerPro systems totaled $1.4 million for the first quarter, a decrease of $0.1 million or 9%, from the first quarter of 2008.

Product sales totaled $0.7 million for the first quarter, a decrease of $0.9 million or 55% from the first quarter of 2008.

Sales of Heads-Up Challenge contributed $0.6 million for the first quarter, down from $1.0 million in the first quarter of 2008.  Demand from our customers for the Heads-Up-Challenge product was affected by a combination of weakening worldwide economic conditions and a stronger US dollar.

Sales of casino product contributed $0.1 million for the first quarter, down from $0.6 million in the first quarter of 2008.  Casino product sales were impacted by a combination of higher inventory levels held by our international distributor and the timing of regulatory approvals and customer contracts.

Direct Cost of Revenue
Direct cost of revenue for the first quarter of 2009 was $1.3 million, a decrease of 29% from the comparable period of 2008. As a percent of total revenue, direct costs of revenue increased to 60% of revenue for the first quarter of 2009, as compared to 56% in the first quarter of 2008.

The decline in direct costs was directly attributable to the lower unit product sales of both PokerPro systems and Heads-Up Challenge products, partially offset by higher depreciation of leased PokerPro products.

Operating Expenses
Consolidated operating expenses were $2.5 million for the first quarter of 2009, a decrease of $1.1 million, or 30% as compared to the first quarter of 2008.  As a percent of total revenue, operating expenses were 119% of revenue for the first quarter of 2009 compared to 113 % in the first quarter of 2008.

The decline in operating expenses was primarily attributable to cost reduction initiatives taken throughout 2008 and in early 2009 to streamline the organization and reduce operating expenses to levels that are better aligned with our projected revenue stream during 2009.

Operating Results
EPS was $(0.16) for the first quarter, an improvement of 20% from $(0.20) for the first quarter 2008. Net loss was $(1.8) million for the first quarter of 2009, an improvement of 15% from $(2.1) million for the first quarter of 2008. EBITDAS, a non-GAAP financial measure, was $(0.7) million for the first quarter, an improvement of 47% from $(1.3) million for the first quarter of 2008.

Conference Call

PokerTek will host a conference call to discuss its first quarter results on Monday, May 4, 2009 at 5:30 p.m. Eastern Daylight Time. Interested parties may listen to and participate in the conference call by dialing (888) 679-8037 (U.S./Canada) or (617) 213-4849 (Other) and entering passcode 55646689. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading “Investors,” as well as at www.earnings.com and www.streetevents.com. For those unable to participate in the live call, an archived replay will be made available for one year on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 95129400.

Use of Non-GAAP Financial Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used.   In addition to adjusting net loss to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes non-cash charges and share-based compensation expense.   EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally by PokerTek’s management and by its lenders in planning and evaluating the Company’s operating performance.  Accordingly, management believes that disclosure of this metric offers investors, lenders and other stakeholders with an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company’s performance.  A reconciliation of GAAP net loss to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK), headquartered in Matthews, NC, develops and markets products for the casino and amusement industries.  PokerTek developed PokerPro® automated poker tables and related software applications to increase casino revenue, reduce expenses, and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free.  Heads-Up Challenge™ is a two-player table that allows bar and restaurant patrons to compete head-to-head in various games for amusement purposes. Heads-Up Challenge increases earnings for game operators and provides patrons unique and challenging on-site entertainment.  Both products are installed worldwide.

For more information, please visit the Company's website at www.pokertek.com or contact Mark Roberson, the Company’s Chief Financial Officer, at 704.849.0860 x101.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by casinos and other customers, the expected adoption of the Heads-Up Challenge product by bars, restaurants and other customers, and the expected acceptance of the PokerPro systems and Heads-Up Challenge product by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
Revenue:
License and service fees	$1,387,901	$1,521,676
Product sales	747,967	1,679,820
Total revenue	2,135,868	3,201,496

Direct cost of revenue:
Depreciation of PokerPro systems	666,240	567,995
Cost of product sales	613,298	1,228,933
Total direct cost of revenue	1,279,538	1,796,928

Operating Expenses:
Selling, general and administrative	1,857,257	2,395,116
Research and development	359,826	866,340
Share-based compensation expense	258,246	295,828
Depreciation	64,258	49,463
Total operating expenses	2,539,587	3,606,747

Operating loss	(1,683,257)	(2,202,179)

Interest income (expense), net	(84,707)	65,855

Net loss before income taxes	(1,767,964)	(2,136,324)

Income tax provision	(42,549)	-

Net loss	$(1,810,513)	$(2,136,324)

Net loss per common share - basic and diluted	$(0.16)	$(0.20)

Weighted average common shares outstanding - basic and diluted	11,021,429	10,934,464

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2009
Assets	(unaudited)	December 31, 2008
Current assets:
Cash and cash equivalents	$1,557,178	$1,481,530
Investments	-	3,900,000
Accounts receivables, net	1,471,257	1,600,464
Inventory	3,164,175	3,547,099
Prepaid expenses and other assets	202,878	213,222
Total current assets	6,395,488	10,742,315

Other assets:
PokerPro systems, net	3,367,831	3,821,376
Property and equipment, net	545,707	599,772
Other assets	568,390	542,214

Total assets	$10,877,416	$15,705,677

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,145,014	$1,590,681
Accrued liabilities	1,094,029	1,053,230
Long-term debt, current portion	2,024,468	2,889,261
Total current liabilities	4,263,511	5,533,172

Long-term debt	32,302	2,038,635

Total liabilities	4,295,813	7,571,807

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value per share; authorized 5,000,000, none issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 11,021,429 shares at March 31, 2009 and December 31, 2008	-	-
Additional paid-in capital	42,717,579	42,459,333
Accumulated deficit	(36,135,976)	(34,325,463)
Total shareholders' equity	6,581,603	8,133,870

Total liabilities and shareholders' equity	$10,877,416	$15,705,677

 POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,810,513)	$(2,136,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	730,498	617,458
Share-based compensation expense	258,246	295,828
Provision for accounts and other receivables	13,219	-
Changes in assets and liabilities:
Accounts and other receivables	115,988	(904,331)
Prepaid expenses and other assets	(15,832)	84,730
Inventory	382,924	(236,742)
PokerPro systems	(212,695)	(195,738)
Accounts payable and accrued expenses	(404,868)	734,047
Net cash used in operating activities	(943,033)	(1,741,072)
Cash flows from investing activities:
Purchases of property and equipment	(10,193)	(42,739)
Sale of investments	3,900,000	2,050,000
Net cash provided by investing activities	3,889,807	2,007,261
Cash flows from financing activities:
Proceeds from long-term debt	-	2,000,000
Proceeds from short-term debt	-	1,000,000
Repayments of short-term debt	(2,865,357)	-
Repayments of capital lease	(5,769)	-
Net cash provided by (used in) financing activities	(2,871,126)	3,000,000
Net increase in cash and cash equivalents	75,648	3,266,189
Cash and cash equivalents, beginning of year	1,481,530	1,229,980
Cash and cash equivalents, end of period	$1,557,178	$4,496,169

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$82,177	$-
Income taxes	$45,086	$-

POKERTEK, INC.
RECONCILIATION OF NET LOSS TO EBITDAS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008

Net loss, as reported	$(1,810,513)	$(2,136,324)
Interest income (expense), net	84,707	(65,855)
Income tax provision	42,549	-
Other taxes	19,367	25,000
Depreciation	730,498	617,458
Share-based compensation expense	258,246	295,828
EBITDAS(1)	$(675,146)	$(1,263,893)

(1)EBITDAS is defined as net loss before interest, taxes, depreciation, amortization, share based compensation expense, and non-cash charges.  EBITDAS does not purport to represent net earnings (loss) or net cash used in operating activities, as those terms are defined under U.S. generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company’s performance.  The Company’s definition of EBITDAS may not be comparable with similarly titled measures used by other companies.